Exhibit 99

NYSE Amex: GSS / TSX: GSC / GSE: GSR www.gsr.com 10901 W Toller Drive, Suite 300 Littleton, CO 80127-6312 USA Tel: 303-830-9000

GOLDEN STAR REPORTS FOURTH QUARTER AND YEAR-END 2010 FINANCIAL RESULTS

Denver, CO—February 23, 2011—Golden Star Resources Ltd. (NYSE Amex: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced its audited year-end results for 2010 and unaudited fourth quarter 2010 results. All currency in this news release is expressed in U.S. dollars. The Company will host a live webcast and conference call to discuss its quarterly results on Thursday, February 24, 2011 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time). To access the webcast and conference call, go to the home page of the Company’s website, www.gsr.com.

Tom Mair, President and CEO, said, “Production at Bogoso during the second half of the year was adversely constrained by the need to process transitional ores with lower recoveries. As mining progresses through the transition ore to access the fresh sulfide ores with higher recovery rates, we anticipate increased production and lower cash operating costs. We also expect to commission the Bogoso tailings retreatment facility during 2011 as a source of low-cost incremental gold production.”

2010 RESULTS

•	Gold sales of 354,904 ounces from Bogoso/Prestea and Wassa/HBB mines for 2010;

•	Average realized gold price of $1,219 per ounce during 2010;

•	Gold revenues of $432.7 million, up 8% over gold revenues for 2009;

•	Cash operating costs of $766 per ounce;

•	Year-end cash and cash equivalents balance of $178. 0 million versus $154.1 million at the end of 2009;

•	Net loss of $8.3 million or $0.032 per share; and

•	Net cash provided by operating activities of $115.2 million for 2010 or $0.447 per share, compared to $104.6 million or $0.441 per share for 2009;

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-04 Page 1 of 8

FINANCIAL SUMMARY

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
Bogoso/Prestea gold sold (oz)	28,021	46,679	170,973	186,054
Wassa/HBB gold sold (oz)	48,895	59,807	183,931	223,848
Total gold sold (oz)	76,916	106,486	354,904	409,902
Average realized gold price ($/oz)	1,371	1,103	1,219	978
Cash operating cost—combined ($/oz)	1,056	542	766	564
Gold revenues ($000’s)	105,471	117,422	432,693	400,739
Cash flow provided by operations ($000’s)	20,343	62,673	115,204	104,615
Cash flow provided by operations per share ($)	0.079	0.160	0.447	0.441
Net income/(loss) ($000’s)	(17,970)	19,627	(8,281)	16,519
Net income/(loss) per share - basic ($)	(0.070)	0.083	(0.032)	0.070

BOGOSO/PRESTEA

Gold sales from Bogoso/Prestea totaled 170,973 ounces during 2010. Fourth quarter gold sales from Bogoso/Prestea were 28,021 ounces of gold. Factors that affected gold production during the second half of 2010 included lower recovery rates due to the mix of transitional ore being supplied to the sulfide processing plant and poor weather conditions. A limited volume of oxide ore was provided to the oxide processing plant during the fourth quarter of 2010. During 2011, we expect to commission the tailings retreatment facility and increase the utilization of the oxide processing plant.

As mining progresses deeper into Chujah and the Bogoso North pits, we anticipate increasing amounts of fresh sulfide ore, higher recovery rates and, consequently, higher gold production.

BOGOSO/PRESTEA OPERATING RESULTS	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
Mining
Ore mined (000s t)—Refractory	591	810	2,734	2,941
Ore mined (000s t)—Non refractory	85	—	115	—

Total ore mined (000s t)	676	810	2,849	2,941
Waste mined (000s t)	4,826	3,732	17,839	14,929
Bogoso Sulfide Plant Results
Refractory ore processed (000s t)	628	749	2,776	2,887
Refractory grade—(g/t)	2.07	2.77	2.81	2.78
Recovery—Refractory (%)	56.2	70.2	65.7	70.7

Bogoso Oxide Plant Results
Non-refractory ore processed (000s t)	146	—	146	—
Non-refractory grade—(g/t)	2.91	—	2.91	—
Recovery—non-refractory (%)	43.5	—	43.5	—
Cash operating cost ($/oz)	1,521	693	863	705
Gold sold (oz)	28,021	46,679	170,973	186,054

WASSA/HBB

Wassa performed as expected in 2010 with fourth quarter gold sales of 48,895 ounces and 183,931 ounces for the full year. In 2011, we anticipate production of 170,000 – 180,000 ounces of gold at a cash operating cost range of $650 - $700 per ounce.

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WASSA/HBB OPERATING RESULTS	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
Ore mined (000s t)	750	477	2,561	2,223
Waste mined (000s t)	4,364	4,494	19,172	16,708
Ore processed (000s t)	779	657	2,648	2,653
Grade processed (g/t)	2.12	2.74	2.29	2.76
Recovery (%)	94.2	95.0	94.7	95.3
Cash operating cost ($/oz)	789	424	677	447
Gold sold (oz)	48,895	59,807	183,931	223,848

LIQUIDITY AND CAPITAL RESOURCES

Our cash and cash equivalents at year-end 2010 were $178.0 million, up $23.9 million over the prior year. The increase in cash was related to $115.2 million of cash from operating activities offset by $83.8 million of capital investments and net reduction of $12.4 million of debt.

Capital spending amounted to $83.8 million for 2010. This included $20.9 million for mine development projects, $30.9 million for capital equipment purchases, $15.1 million for deferred stripping, and $16.9 million for mine site and exploration drilling.

Along with our cash position, we hold a $42 million revolving credit facility and have an additional $19 million of borrowing capacity under our equipment financing credit facility. We expect to use approximately $100 million for capital projects in 2011. This total includes $42 million for new equipment and facilities upgrades, $20 million for mine-site drilling, and $38 million for mine property development.

DEVELOPMENT PROJECTS

The Bogoso Tailings Retreatment project is on track to be operational, subject to permitting, in the second half of 2011. The engineering has been completed and permitting and equipment procurement commenced in the fourth quarter of 2010 to build a hydraulic tailings recovery system to pump tailings to the oxide processing plant. This will be a low-cost incremental source of gold production for Bogoso/Prestea.

During 2011, we will continue working on permitting the Mampon and Prestea South deposits and will proceed with the Pampe pit layback. These deposits will provide additional sources of ore for the Bogoso oxide processing plant.

We are also completing our evaluation of the Prestea Underground Project. We have been refurbishing the Central and Bondaye shafts at Prestea, have dewatered the mine to 30 Level and have drilled more than 64,000 m of diamond core resulting in an Indicated Mineral resource of 1.1 million tonnes grading 15.80 g/t, with significant potential to expand along strike and at depth.

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EXPLORATION

In 2010, a total of $20 million was spent on exploration projects of which 80% was spent on mine site drilling. This resulted in a 24% increase in Mineral Reserves and a 63% increase in Mineral Resources. These results are discussed in more detail in a separate press release dated February 23, 2011.

The exploration budget for 2011 is $30 million and these funds will also be focused on resource definition drilling surrounding our operating areas in Ghana as well as very selective exploration and drilling at our other West African projects, and an increased level of exploration activity in Brazil.

In Brazil, we signed a joint venture agreement with Votorantim Metais, a subsidiary of Votorantim Group, a large Brazilian conglomerate. The joint venture covers a 3,400 square kilometer land package in northern Mato Grosso state, Brazil. We will also be exploring on our other Brazilian projects in Mato Grosso, Goias and Minas Gerais states.

LOOKING AHEAD

Our objectives for 2011 include:

•	Continued reserve and resource definition drilling at Bogoso/Prestea and Wassa/HBB;

•	Optimize and stabilize ore feed at Bogoso/Prestea to improve metallurgical recoveries;

•	Permitting, development and operation of the Bogoso Tailings Retreatment Project;

•	Reopening the Pampe pit to provide oxide ore to the Bogoso oxide processing plant;

•	Finalization of permits and development for the Prestea South project; and

•	Advance the development of the Prestea Underground project.

Our 2011 guidance is:

	2010
Guidance	Gold Production (oz)			Cash Operating Cost ($/oz)
Bogoso/Prestea	160,000	-	180,000	$950	-	$1,050
Wassa/HBB	170,000	-	180,000	$650	-	$700

Total	330,000	-	360,000	$800	-	$870

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FINANCIAL STATEMENTS: The following information is derived from the Company’s audited consolidated financial statements contained in our Form 10-K, which we filed with the SEC. It is also available on our website at www.gsr.com.

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of US dollars except shares issued and outstanding)

	As of December 31, 2010	As of December 31 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$178,018	$154,088
Accounts receivable	11,885	7,021
Inventories	65,141	52,198
Deposits	5,865	4,774
Prepaids and other	1,522	1,415

Total Current Assets	262,431	219,496
RESTRICTED CASH	1,205	3,804
DEFERRED EXPLORATION AND DEVELOPMENT COSTS	14,487	12,949
PROPERTY, PLANT AND EQUIPMENT	229,081	231,855
INTANGIBLE ASSETS	7,373	9,480
MINING PROPERTIES	283,711	276,114
OTHER ASSETS	3,167	181

Total Assets	$801,455	$753,879

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$34,522	$28,234
Accrued liabilities	53,935	34,178
Asset retirement obligations	23,485	1,938
Current tax liability	1,128	616
Current debt	10,014	9,970

Total Current Liabilities	123,084	74,936
LONG TERM DEBT	117,289	114,595
ASSET RETIREMENT OBLIGATIONS	21,467	30,031
FUTURE TAX LIABILITY	20,456	13,997

Total Liabilities	$282,296	$233,559

MINORITY INTEREST	1,278	—
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,511,236 at December 31, 2010; 257,362,561 at December 31, 2009	693,853	690,423
CONTRIBUTED SURPLUS	17,552	15,759
EQUITY COMPONENT OF CONVERTIBLE DEBENTURES	34,542	34,542
ACCUMULATED OTHER COMPREHENSIVE INCOME	643	24
DEFICIT	(228,709)	(220,428)

Total Shareholders’ Equity	517,881	520,320

Total Liabilities and Shareholders’ Equity	$801,455	$753,879

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in thousands of US dollars except share and per share data)

	For the years ended December 31,
	2010	2009	2008
REVENUE
Gold revenues	$432,693	$400,739	$257,355
Cost of sales	388,391	363,030	298,930

Mine operating margin	44,302	37,709	(41,575)
OTHER EXPENSES, (GAINS) AND LOSSES
Exploration expense	1,860	834	1,954
General and administrative expense	17,065	14,156	15,221
Abandonment and impairment	—	3,079	68,380
Derivative mark-to-market losses	850	3,538	980
Property holding costs	5,299	4,196	—
Foreign exchange (gain)/loss	872	(2,995)	(2,587)
Interest expense	16,946	15,647	14,591
Interest and other income	(362)	(197)	(805)
Loss on sale of assets	829	304	575
Gain on sale of investments	—	—	(5,402)

Income/(loss) before minority interest	943	(853)	(134,482)
Minority interest	(1,278)	—	6,150

Loss before income tax	(355)	(853)	(128,332)
Income tax (expense)/benefit	(7,946)	17,372	9,029

Net income/(loss)	$(8,281)	$16,519	$(119,303)

OTHER COMPREHENSIVE INCOME/(LOSS)
Unrealized (gain)/loss on available-for-sale investments	619	113	(3,280)

Comprehensive income/(loss)	$(7,662)	$16,632	$(122,583)

Net income/(loss) per common share - basic	$(0.032)	$0.070	$(0.506)
Net income/(loss) per common share - diluted	$(0.032)	$0.069	$(0.506)
Weighted average shares outstanding (millions)	258.0	237.2	235.7
Weighted average number of diluted shares (millions)	258.0	238.4	235.7

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GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of US dollars)

	For the years ended December 31,
	2010	2009	2008
OPERATING ACTIVITIES:
Net income/(loss)	$(8,281)	$16,519	$(119,303)
Reconciliation of net income/loss to net cash provided by operating activities:
Depreciation, depletion and amortization	100,762	113,977	60,583
Amortization of loan acquisition cost	1,888	1,201	732
Abandonment and impairment	—	3,079	68,380
Gain on sale of equity investments	—	—	(5,402)
Loss on sale of assets	829	304	575
Non cash employee compensation	2,975	2,033	2,088
Future income tax expense/(benefit)	6,459	(19,127)	(9,029)
Fair value of derivatives mark-to-market (gain/loss)	(216)	(1,838)	2,076
Accretion of convertible debt	7,079	6,624	6,198
Accretion of asset retirement obligations	2,802	2,165	778
Minority interests	1,279	—	(6,150)
Reclamation expenditures	(9,704)	(1,985)	(1,163)

	105,872	122,952	363
Changes in non-cash working capital:
Accounts receivable	(4,010)	(2,702)	4,060
Inventories	(14,351)	(4,327)	3,229
Deposits	235	(845)	—
Accounts payable and accrued liabilities	26,978	(10,848)	24,618
Other	480	385	(2,226)

Net cash provided by operating activities	115,204	104,615	30,044
INVESTING ACTIVITIES:
Expenditures on deferred exploration and development	(3,538)	(3,460)	(6,937)
Expenditures on mining properties	(49,390)	(32,839)	(42,830)
Expenditures on property, plant and equipment	(30,849)	(12,468)	(24,660)
Proceeds from sale of equity investment	1,467	—	7,104
Proceeds from the sale of assets	—	2	1,351
Change in payable on capital expenditures	901	(962)	(5,235)
Change in deposits on mine equipment & material	(1,326)	(54)	2,881
Other	2,598	445	(2,740)

Net cash used in investing activities	(80,137)	(49,336)	(71,066)
FINANCING ACTIVITIES:
Issuance of share capital, net of issue costs	2,248	73,489	6,238
Principal payments on debt	(38,049)	(28,856)	(17,816)
Proceeds from equipment financing facility & revolving debt facility	25,674	22,837	11,456
Other	(1,010)	(2,219)	(1,051)

Net cash provided by/(used in) financing activities	(11,137)	65,251	(1,173)

Increase (decrease) in cash and cash equivalents	23,930	120,530	(42,196)
Cash and cash equivalents, beginning of period	154,088	33,558	75,754

Cash and cash equivalents end of period	$178,018	$154,088	$33,558

Golden Star Resources Ltd. (www.gsr.com)	News Release 11-04 Page 7 of 8

COMPANY PROFILE

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 258 million shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding permitting and the mining at Prestea South; our 2011 exploration budget and planned exploration activities and drilling, including exploration at Bogoso/Prestea, and Wassa/HBB, and in West Africa and Brazil; the ability to fund cash needs including capital and operating expenditures; optimization of throughput and recovery rates at the Bogoso sulfide processing plant, including the nature of ore that is expected to be encountered at Bogoso/Prestea and its impact on recovery rates and production levels; our 2011 production and cash operating cost estimates, capital expenditure estimates, our objectives for 2011; the timing of a development decision in respect of Prestea Underground; sources of and adequacy of cash to meet capital and other needs in 2010; and the ability to convert Mineral Resources into Mineral Reserves. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power, timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, changes in U.S. and Canadian securities markets, and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2010. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: in this news release, we use the terms “cash operating cost per ounce.” Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use cash operating cost per ounce as a key operating indicator. We monitor this measure monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. This measure is also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide this measure to our investors to allow them to also monitor operational efficiencies of our mines. We calculate this measure for both individual operating units and on a consolidated basis. Cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and other applicable securities laws and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since this measure does not incorporate revenues, changes in working capital and non-operating cash costs, it is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.    +1-800-553-8436

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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